Exhibit 99.1

Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Master, LLC

Issuer & Ticker Symbol: National Coal Corp (NCOC)

Date of Event Requiring Statement: 08/23/2007

Crestview Capital Partners, LLC
By: /s/ Robert Hoyt
Name: Robert Hoyt, Manager Date: August 27, 2007